Exhibit 99.1

FOR IMMEDIATE RELEASE	FEBRUARY 27, 2014

SYKES ENTERPRISES, INCORPORATED’S CHIEF FINANCIAL OFFICER (CFO)

MIKE KIPPHUT ANNOUNCES RETIREMENT AFTER A DECADE AND A HALF WITH THE COMPANY

EMEA Finance & Operations Senior Vice President (SVP) John Chapman to be

named successor CFO

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 ¡ 800 ¡ TO ¡ SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

TAMPA, FL – February 27, 2014 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing comprehensive outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today that its current Executive Vice President and Chief Financial Officer Mike Kipphut, who has been with the Company since 2000, will be retiring April 15, 2014.

President and Chief Executive Officer Chuck Sykes commented, “I want to thank Mike for over 14 years of service and his many contributions to SYKES. He has been a trusted leader and advisor first to John Sykes, the Company’s founder, and then to me. He joined the Company at a pivotal time, just as the dot-com bubble was unwinding and our business model was undergoing a shift to offshore. And over the ensuing period, he helped us manage through the transition offshore while elevating the finance group by bringing great rigor to areas such as M&A, strategy, financial planning, tax, treasury and financial reporting. We will all miss him tremendously and wish him the best in his retirement. And I want to welcome John, who, for 12 years, has successfully led the finance group in Europe Middle East & Africa (EMEA), which spans 10 countries. With his deep industry knowledge and established internal relationships, he will build on the focus and discipline already in place as his appointment ensures readiness and a smooth transition. John will be relocating to the U.S., and he has the support of our team and the backing of our board to succeed in his new role.”

“Although I am looking forward to my retirement, I can’t help but say that this moment is bitter-sweet. It has been a pleasure working with such a talented team of individuals for a decade and a half, and I will miss every one of them. I have known John for a significant part of my career at SYKES and have worked very closely with him. He has played an important role in helping us navigate the evolving financial landscape in EMEA, particularly the strategic review undertaken in 2011. Over the last couple of years, he has stepped up and taken a wider role in the EMEA organization, adding to his financial responsibilities. Given his deep knowledge of the business and proven track record, he will contribute to the future growth of the Company,” remarked Mike Kipphut.

John Chapman has been with SYKES for a total of 12 years. John joined the Company as the VP of Finance, managing the EMEA finance function. In 2011, as a result of the EMEA strategic review, he added the title of operations to his finance responsibilities. John is a graduate of the University of Dundee, and is a Chartered Accountant. Before SYKES, John worked as a financial controller for seven years for Raytheon UK, an aviation and aerospace company.

Stated John Chapman, “Mike has been a great mentor to me and has been incredibly supportive of the finance group’s efforts in EMEA. He leaves a finance team, which is built on a solid foundation. And I look forward to making my contribution in my new capacity.”

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing a comprehensive customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore and virtual home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

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